Exhibit 16.1

May 18, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 18, 2010, to be filed by our former client, Titanium Asset Management Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Cherry Bekaert & Holland, L.L.P.

Cherry Bekaert & Holland, L.L.P.